Exhibit 99.1
REPORT OF INDEPENDENT AUDITORS
To the Board of Directors
Loving Enterprises, Inc.
New Orleans, Louisiana
We have audited the accompanying balance sheet of Loving Enterprises, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Loving Enterprises, Inc. as of December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.
/s/ Ernst & Young LLP
New Orleans, Louisiana
April 14, 2006

LOVING ENTERPRISES, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004
ASSETS

Current Assets:
Cash	$2,291,000	$1,117,000
Accounts and accrued interest receivable, net of allowance of $264,000 ($306,000 in 2004)	44,531,000	28,599,000
Inventories	5,396,000	3,278,000
Prepaid expenses and deposits	7,580,000	5,815,000

Total Current Assets	59,798,000	38,809,000

Property, plant and equipment
Land	26,261,000	26,141,000
Terminal and other facilities	746,493,000	710,365,000

	$772,754,000	$736,506,000
Less — Accumulated Depreciation	(314,399,000)	(286,506,000)

	458,355,000	450,000,000

Other Assets:
Debt issue costs, net	$960,000	$1,294,000
Investment in foreign terminal	4,149,000	3,510,000
Receivable from related parties, net	9,053,000	1,012,000
Investment in NTL venture	9,473,000	8,581,000
Other	7,447,000	7,348,000

	$31,082,000	$21,745,000

	$549,235,000	$510,554,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$20,691,000	$9,395,000
Accrued liabilities	27,302,000	19,605,000

Total Current Liabilities	47,993,000	29,000,000

Deferred revenue	—	12,000
Other long-term liabilities	28,020,000	35,419,000
Long-term debt	316,310,000	320,375,000
Deferred income taxes	75,791,000	60,718,000

Shareholders’ Equity	81,121,000	65,030,000

	$549,235,000	$510,554,000

The accompanying notes are an integral part of these statements.

LOVING ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF INCOME
For the years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Revenues:
Tank storage and terminal charges	$195,642,000	$176,356,000	$163,144,000
Other rental income	1,460,000	1,582,000	1,789,000
Railroad operations	1,581,000	1,530,000	1,174,000
Other income	4,430,000	4,168,000	5,725,000
Environmental response services	37,107,000	16,124,000	10,412,000
Nursery revenues	10,404,000	10,907,000	10,822,000

Total revenues	$250,624,000	$210,667,000	$193,066,000

Expenses:
Terminals –
Labor costs	$50,566,000	$46,819,000	$42,531,000
Other operating	44,185,000	35,835,000	30,536,000
Repairs and maintenance	15,611,000	15,014,000	13,875,000
Real and personal property taxes	8,353,000	7,799,000	6,243,000

Total terminal operating expenses	$118,715,000	$105,467,000	$93,185,000
Environmental response affiliates	24,774,000	9,720,000	9,172,000
Nursery expenses	10,268,000	11,136,000	11,391,000
General and administrative	22,834,000	20,911,000	20,823,000
Interest	22,100,000	22,269,000	21,671,000
Depreciation and amortization	29,524,000	29,929,000	29,554,000
Mark-to-market adjustment of non-hedging derivative	(2,637,000)	(2,313,000)	(1,471,000)

	$225,578,000	$197,119,000	$184,325,000

Income before income taxes	$25,046,000	$13,548,000	$8,741,000

(Provision) Credit for Income taxes
Current	$(950,000)	$43,000	$(201,000)
Deferred	(10,720,000)	(5,710,000)	(2,650,000)

	$(11,670,000)	$(5,667,000)	$(2,851,000)

Net Income	$13,376,000	$7,881,000	$5,890,000

The accompanying notes are an integral part of these statements.

LOVING ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Net Income	$13,376,000	$7,881,000	$5,890,000

Other Comprehensive Income:

Derivatives (Notes 2 and 4):

Mark-to-market adjustment of $130 million interest rate
Swap agreements	6,979,000	6,337,000	5,133,000

Reclassification to interest expense of loss on $60 million
Treasury lock agreement	95,000	88,000	82,000

	7,074,000	6,425,000	5,215,000

Minimum Pension Liability Adjustment

Lemont union plan (Note 5)	(157,000)	(48,000)	97,000

Foreign Currency Translation Adjustment	418,000	—	340,000

Tax Effects Of Items Included In Other Comprehensive Income	(2,820,000)	(2,490,000)	(2,280,000)

Other Comprehensive Income (Note 10)	4,515,000	3,887,000	3,372,000

Comprehensive Income	$17,891,000	$11,768,000	$9,262,000

The accompanying notes are an integral part of these statements.

LOVING ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the years ended December 31, 2005, 2004 and 2003

Balance, December 31, 2002	$54,000,000
Net income	5,890,000
Distributions	(1,000,000)
Cash contributions	—
Other comprehensive income	3,372,000

Balance, December 31, 2003	$62,262,000
Net income	7,881,000
Distributions	(9,000,000)
Cash contributions	—
Other comprehensive income	3,887,000

Balance, December 31, 2004	$65,030,000
Net income	13,376,000
Distributions	(1,800,000)
Cash contributions	—
Other comprehensive income	4,515,000

Balance at December 31, 2005	$81,121,000

The accompanying notes are an integral part of these statements.

LOVING ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2005, 2004, and 2003

	2005	2004	2003
Cash flows from operating activities:
Net income	$13,376,000	$7,881,000	$5,890,000
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	29,524,000	29,929,000	29,554,000
Bad debt expense	—	134,000	—
Decrease (Increase) in accounts and accrued interest receivables	(15,655,000)	(6,062,000)	2,450,000
Decrease (Increase) in inventories	(2,118,000)	(713,000)	(375,000)
Decrease (Increase) in prepaid expenses and deposits	(288,000)	(69,000)	(421,000)
Decrease (Increase) in investment in foreign terminal	(639,000)	336,000	(162,000)
Decrease (Increase) in other assets	(415,000)	(563,000)	(279,000)
(Decrease) Increase in accounts payable	11,213,000	1,012,000	(711,000)
(Decrease) Increase in accrued liabilities	7,492,000	3,803,000	(1,159,000)
(Decrease) Increase in deferred income taxes	10,720,000	5,710,000	2,650,000
(Decrease) Increase in deferred revenue	(12,000)	(30,000)	(30,000)
(Decrease) Increase in other long-term liabilities	(425,000)	125,000	(2,043,000)
Amortization of treasury lock agreement	95,000	88,000	82,000
(Gain)/loss on sale/retirement of assets	(257,000)	2,000	(1,330,000)
Uncollected charges to affiliates	(905,000)	(870,000)	(870,000)

Net operating cash flows	$51,706,000	$40,713,000	$33,246,000

Cash flows from investing activities:
Purchase of plant assets	$(36,762,000)	$(48,648,000)	$(42,527,000)
Investment in affiliates	—	—	(111,000)
Decrease (increase) in other assets	(621,000)	(2,528,000)	(182,000)
Sale of assets	293,000	143,000	261,000

Net investing cash flows	$(37,090,000)	$(51,033,000)	$(42,559,000)

Cash flows from financing activities:
Net borrowings (payments) under bank syndicate U.S. line of credit agreement	$(3,400,000)	$21,200,000	$11,000,000
Net other borrowings (payment)	(1,272,000)	(7,833,000)	(759,000)
Distributions to shareholders	(1,800,000)	(10,000,000)	(40,000)
Contributions to shareholders	—	—	—
Net receipts (payments) of receivables/payables with related parties	(6,988,000)	6,807,000	(3,322,000)
Debt issue cost incurred	—	—	(281,000)

Net financing cash flows	$(13,460,000)	$10,174,000	$6,598,000

Net increase (decrease) in cash	$1,156,000	$(146,000)	$(2,715,000)
Net increase (decrease) in cash due to currency translation	$18,000	$—	$30,000
Cash at beginning of year	1,117,000	1,263,000	3,948,000

Cash at end of year	$2,291,000	$1,117,000	$1,263,000

Supplemental disclosure of cash flow information
Cash paid (received) during the period for:
Interest (net of amount capitalized)	$25,306,000	$22,844,000	$22,602,000
Income taxes	675,000	(1,028,000)	937,000

LOVING ENTERPRISES, INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 1 — NATURE OF OPERATIONS AND ORGANIZATION
Loving Enterprises, Inc. (“Loving”) owns 100% of various corporations and limited liability companies (International Tank Terminals, L.L.C. and Affiliates, “ITT and Affiliates”) who in turn own 100% of various operating entities, primarily partnerships, (“IMTT Combined”). The following chart summarizes the relationship of the various ITT and Affiliates and IMTT Combined entities.

Subsidiary/Operating
Parent Entities (ITT and Affiliates)		Entities (IMTT Combined)
99% Ownership	1% Ownership
International Tank Terminals, L.L.C.	ITT-Storage, Inc.	International-Matex Tank Terminals
Bayon of LA, Inc.	ITT-BT Partner, Inc.	BT
International Tank Bayonne, Inc.	ITT-Bayonne Storage, Inc.	IMTT-Bayonne
ITT-BX, Inc.	ITT-BX Storage, Inc.	IMTT-BX
ITT-Pipeline, Inc.	ITT-Pipeline Partner, Inc.	IMTT-Pipeline
ITT-Interterminal Pipeline, Inc.	ITT-Interterminal Pipeline Partner, Inc.	IMTT-Interterminal Pipeline
ITT-BC, Inc.	ITT-BC Storage, Inc.	IMTT-BC
ITT-CX, Inc.	ITT-CX Storage, Inc.	IMTT-CX
ITT-USA, Inc.	ITT-USA Partner, Inc.	IMTT-USA
Hook Terminalling, Inc.	HTC Partner, Inc.	Hook Terminalling Company
ITT-Gretna, L.L.C.	ITT-Gretna Storage, Inc.	IMTT-Gretna
ITT-Chesapeake, Inc.	ITT-Chesapeake Storage, Inc.	IMTT-Chesapeake
ITT-Richmond, Inc.	ITT-Richmond Storage, Inc.	IMTT-Richmond
ITT-Richmond-CA, Inc.	ITT-Richmond-CA Storage, Inc.	IMTT-Richmond-CA
ITT-Lemont, Inc.	ITT-Lemont Storage, Inc.	IMTT-Lemont
ITT-Petroleum Management, Inc.	ITT-SPR Partner, Inc.	IMTT-Petroleum Management
International Environmental Services, Inc.	ITT-IEP Partner, Inc.	International Environmental Partners
ITT-NTL, Inc. (100%)	-	IMTT-NTL, Ltd.
The IMTT Combined entities primarily provide bulk liquid storage and handling services in North America through terminals located on the East, West and Gulf Coasts as well as the Great Lakes region of the United States and in Quebec and Newfoundland, Canada, with the predominant terminals located in the New York harbor and on the Mississippi River near the Gulf of Mexico. Petroleum products, vegetable and tropical oils and various chemicals are stored and handled.
International-Matex Tank Terminals (IMTT) is a partnership formed in 1975 to own and operate bulk liquid storage terminal facilities in Louisiana. BT and IMTT -Bayonne are partnerships formed in 1983. BT was formed to purchase Bayonne Industries, Inc. (BII). The IMTT-BX partnership was formed in 1993 to acquire the terminal facility adjacent to Bll’s tank terminal on April 1, 1993. IMTT-BC and IMTT-CX are partnerships organized in 1996 to purchase certain terminal assets in 1997 that are contiguous to the existing Bayonne terminal. Hook Terminalling Company (Hook) is a partnership formed in 2003 to purchase and own land adjoining the existing Bayonne terminal. IMTT-Pipeline and IMTT-Interterminal Pipeline partnerships were formed in 1996 to own an interest in a pipeline utilized in the transfer of products by IMTT-Bayonne and other third parties. In 2004, IMTT-Interterminal Pipeline acquired terminal assets adjacent to the existing Bayonne terminal. IMTT-Bayonne was formed to lease and operate tank terminal and warehouse facilities owned by BII, IMTT-BX, IMTT-BC, IMTT-CX, Hook and IMTT-Interterminal Pipeline in Bayonne, New Jersey/ New York Harbor. IMTT-Gretna is a partnership formed in 1990 to purchase and operate a bulk liquid storage terminal in Gretna, Louisiana. IMTT-Chesapeake and IMTT-Richmond are partnerships formed in 1991 to purchase and operate bulk liquid storage terminals in Chesapeake and Richmond, Virginia, respectively. IMTT-Petroleum Management is a partnership formed in 1992 to own an interest in a joint venture operating the United States Strategic Petroleum Reserve. IMTT-Richmond-CA is a partnership formed in 1995 to purchase and operate a bulk liquid storage terminal in Richmond, California. IMTT-Lemont is a partnership formed in 1997 to purchase and operate a terminal facility in Lemont, Illinois. IMTT-NTL, Ltd. is a Canadian corporation formed in 1997 to own an interest in and operate a terminal in

Newfoundland, Canada. IMTT-Quebec Inc., a 66 2/3% owned subsidiary of IMTT, operates a bulk liquid storage terminal located in Quebec, Canada. Due to its immateriality, this investment is accounted for utilizing the equity method of accounting in the accompanying financial statements. International Environmental Partners is a partnership formed in 1999 to own an entity that provides environmental response and other services to the terminals and others. IMTT also owns and operates a floral and plant nursery business.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Combination - The accounts of Loving have been consolidated with those of ITT and Affiliates as well as those of IMTT Combined after eliminating all intercompany account balances and transactions (“Loving Consolidated”). IMTT Combined consists of the operating partnerships described in Note 1,consolidated with their wholly-owned financing subsidiary, IMTT-Finco (“The Partnerships”) further combined with the Canadian corporation, IMTT-NTL, Ltd. (IMTT Combined).
Revenue recognition - Leases for the rental of storage capacity at the various terminals predominantly have non-cancelable terms of from one to five years. These leases generally provide for the payment of rentals for providing storage capacity throughout their term based on a fixed rate per barrel of capacity leased, as adjusted annually for inflation indices. Leases are classified and accounted for as operating leases and rental revenue is recognized ratably over their term. Revenue from the rendering of ancillary services (e.g. product movement (thruput), heating, mixing, etc.) is recognized as the related services are performed. Thruput revenues are not recognized until the thruput quantity specified in the lease for the applicable period is exceeded. Payments received prior to the related services being performed are recorded as Deferred Revenue in the accompanying balance sheet. Environmental response services revenues are recognized as services are rendered and nursery revenues are recognized upon shipment of product to customers.
Property, plant and equipment - Property, plant and equipment is carried at cost (as adjusted for the push down accounting method) including applicable construction period interest. Construction period interest of $721,000, $958,000 and $832,000 was capitalized in 2005, 2004 and 2003, respectively. Depreciation is provided using the straight-line method over lives which range from 15 to 30 years for the terminal facility and 3 to 8 years for furniture, fixtures and equipment. Costs which are associated with capital additions and improvements or that extend the useful lives or increase service capacity of assets are capitalized; costs of maintenance and repairs are expensed. As a result of the purchase of Van Ommeren’s partnership interest and the application of the push down accounting method thereto as further described in Note 9, property, plant and equipment carrying values were adjusted upward in 2000 by approximately $38.7 million and this adjustment is being amortized over the remaining useful lives of the assets. Terminal fixed assets with a net book value of $451,557,000 at December 31, 2005 are utilized to provide leased storage capacity and related services to customers/ lessees.
Other assets - Costs incurred to deepen vessel draft at the Partnerships’ docks as well as those incurred periodically to maintain draft depths for more than one year are capitalized and amortized over their estimated useful lives (3 to 20 years).
Income taxes - Income tax expense includes federal and state taxes currently payable as well as deferred taxes arising from temporary differences between income for financial reporting and income tax reporting purposes. Deferred income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109. These temporary differences consist primarily of fixed asset basis differences as well as various expenses which affect the financial statements and tax returns in different periods. Differences in the basis of the fixed assets for accounting and income tax reporting purposes exist primarily as a result of different depreciation methods and lives used for financial and income tax reporting purposes, involuntary conversion treatment, for income tax purposes, of proceeds received from asset expropriations and settlement of insurance coverage for property damage, as well as the application of the push down accounting method to the purchase of Van Ommeren’s partnership interest. Operating loss and tax credit carryforwards are recognized as reductions to deferred income taxes if it is likely that their benefit will be realized.
Joint venture accounting - In conjunction with the acquisition of a chemical terminal facility by IMTT-BC in Bayonne, New Jersey in 1997, IMTT-BC also acquired a 50% interest in a joint venture (EI Dorado) with a customer which encompassed approximately 540,000 barrels of additional chemical storage capacity. As a result of the effect of a series of related agreements, the joint venture’s assets were to be purchased by IMTT-BC in 2004 and therefore these assets ($14.2 million) have been included within property, plant and equipment in the accompanying balance sheets and depreciated in accordance with existing accounting policies. Also, specific joint venture debt was the primary responsibility of the respective joint venturer and therefore IMTT-BC has only recorded joint venture debt and interest expense for which it was primarily responsible. (See Note 4 for further details) In 2004, IMTT-BC purchased the remaining 50% interest in the El Dorado joint venture rather than purchasing its assets. The joint venture was then terminated and its debt assumed by each joint venturer as previously described.
On July 21, 1997 IMTT-NTL, Ltd. acquired a 20% interest in Newfoundland Transshipment Limited (NTL), a Canadian corporation which owns and operates a storage and transshipment terminal located in Newfoundland. The investment is shown in the accompanying balance sheet at cost adjusted for the push down accounting method ($9,473,000 and $8,581,000 at December 31, 2005 and 2004, respectively). NTL guarantees its shareholders a minimum 12% return on investment. This return on investment ($1,399,000, $1,060,000 and $1,459,000 for 2005, 2004 and 2003, respectively) has been recorded as other income in the accompanying income statements as its ultimate realization is reasonably assured based on the nature of its operations and the involvement of major oil companies as customers and shareholders.

Derivatives - Loving Consolidated has entered into certain derivative instruments to hedge or fix the interest cost of certain borrowings. See Note 4. These derivative instruments are accounted for at fair market value in accordance with SFAS No. 133. To the extent they meet the criteria as an effective cash flow hedge in accordance with that accounting standard, changes in the fair market value of these derivatives are recorded as components of other comprehensive income. Derivative instruments which are determined to be ineffective in meeting hedge criteria are recognized at fair value in the accompanying balance sheet and changes therein are recognized in earnings as a component of periodic net income.
Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures. Some of the more important estimates and assumptions concern depreciation methods and lives, future environmental remediation costs and pension plan discount rates and rates of return on plan assets. Actual results may differ from those estimates and assumptions.
Foreign currency translation - The balance sheet accounts of IMTT-NTL, Ltd. are translated from their foreign currency (Canadian dollars) to U.S. dollars at exchange rates in effect at the end of the year and income statement accounts are translated at average exchange rates for the year. Translation gains or losses as a result of changes in the exchange rate are recorded as a component of other comprehensive income.
NOTE 3 — RELATED PARTY TRANSACTIONS
During 2005, 2004 and 2003, Loving Consolidated paid or accrued $2,869,000, $3,092,000 and $2,983,000, respectively, to related entities for legal services and office rent. In addition, the Partnerships charged a management fee of $450,000 to another related entity in 2005, 2004 and 2003. In 2003, employees of related entities became participants in the Partnerships’ pension plan and were allocated a portion of the annual benefit cost based on information supplied by the Plan’s actuary. See Note 5 for further details. Receivable from related parties primarily consists of net receivable balances from entities owned by shareholders of Loving. Interest income recorded on balances due from a related entity was $346,000 in 2005, $274,000 in 2004 and $155,000 in 2003. Interest expense accrued on balances due to a related entity was $39,000, $111,000 and $110,000 for the years 2005, 2004 and 2003, respectively. Also see Note 6 for a description of a guaranty of debt obligations of a related entity.
NOTE 4 — LONG-TERM DEBT AND RELATED DERIVATIVES

	2005	2004
Tax-exempt bonds, 3.73% at December 31, 2005 (2.20% at December 31, 2004)	$30,000,000	$30,000,000

Tax-exempt bonds of terminated El Dorado joint venture, 3.73% at December 31, 2005 (2.20% at December 31, 2004) (Note 2)	6,300,000	6,300,000

Unsecured notes payable under revolving bank U.S. credit facility averaging 6.18% at December 31, 2005 (3.83% at December 31, 2004)	34,800,000	38,200,000

Notes payable under revolving credit facility with a Canadian Bank, 4.805% at December 31, 2005 (4.07% at December 31, 2004)	5,174,000	5,839,000

7.15% note purchase agreement with final maturity of November 28, 2016	60,000,000	60,000,000

8% note purchase agreement with final maturity of November 28, 2016	50,000,000	50,000,000

Note payable to former partner, 3.42% at December 31, 2004 (refinanced below)	—	130,000,000

Note payable to a bank, 5.38875% at December 31, 2005	130,000,000	—

Other	36,000	36,000

	$316,310,000	$320,375,000

Less — Current maturities	—	—

	$316,310,000	$320,375,000

In 1993, BII and IMTT-Bayonne issued $30,000,000 of tax-exempt New Jersey Economic Development Authority Dock Facility Revenue Refunding Bonds (the Bonds) to refinance and retire previously issued tax-exempt industrial development revenue bonds. Issue costs related to this financing were capitalized and are being amortized over the life of the Bonds.
In accordance with the terms of the Bond indenture, BII and IMTT-Bayonne select from four interest rate-setting frequency modes; daily, weekly, CP (from 30 to 269 days) and adjustable rate mode (at least six months). The interest rates for these various alternatives are determined by the remarketing agent as the lowest rate that will allow the Bonds to be sold at par based on the current market conditions. For all of 2005, 2004 and 2003, the Bond interest rate was set under the daily rate mode.
The Bonds are secured by $30,473,000 of irrevocable letters of credit, which expire November, 2007 (if not extended), issued by the banks under the credit facility discussed below.
The Bonds mature on December 1, 2027 but are subject to optional and mandatory tender, as well as various redemption provisions, at 100% of principal and accrued interest (plus applicable premium if the Bonds are in the adjustable rate mode). When in the daily or weekly rate mode, bondowners may, at their option, tender the Bonds to the remarketing agent for payment of principal and accrued interest.
The Bonds are also subject to mandatory tender provisions in the following cases: 1) each time the interest rate mode is converted, 2) if the related letters of credit are released or allowed to terminate or expire without replacement or extension, 3) substitution of an alternate credit facility for an existing letter of credit, if certain conditions are not met and 4) on each CP rate reset date. After tender, if sufficient funds are not available from remarketing the Bonds, the bondowners could be paid from the proceeds of a draw on the related letters of credit, or, should sufficient funds not be available from letters of credit, the Bonds could be purchased by BII and IMTT-Bayonne. The Bonds may be redeemed at various times at the direction of BII and IMTT-Bayonne while in any rate mode and are also subject to mandatory redemption if the Bonds are determined to be taxable.
In connection with the purchase of an interest in the EI Dorado joint venture discussed in Note 2, related lease agreements and subsequent termination of the joint venture, IMTT-BC is responsible for the payment of principal (due December 1, 2021) and related interest (beginning May 1, 2001) of a $6.3 million New Jersey Economic Development Authority tax-exempt bond issue by the terminated joint venture. Prior to May 1, 2001, the other joint venture participant was responsible for the payment of interest on these bonds. Interest terms on these bonds are similar to those issued by BII and IMTT-Bayonne discussed previously. These bonds are secured by a $6,404,000 irrevocable letter of credit issued by the banks under the credit facility discussed below.
In November, 2001 IMTT-Finco replaced its existing bank credit facility with a new bank credit facility and a $60 million note purchase agreement. IMTT-Finco is the borrower (and supplies funds to the Partnerships) under a $140,000,000 unsecured revolving U.S. credit facility with a seven bank syndicate expiring in November, 2007. The Partnerships guarantee repayment of this debt to the banks and a majority of the outstanding stock of IMTT-NTL, Ltd. and IMTT-Quebec Inc. is pledged in repayment of this debt. IMTT-Finco can borrow, at its option, (for various periods) under the agreement at either LIBOR plus 1.075% to 1.70%, or the banks’ base lending rate plus .075% to .70%, with the percentage added to each of these borrowing options dependent upon the ratio of debt to earnings before interest, taxes and depreciation and amortization, as defined.
The $140,000,000 credit facility includes the availability of up to $50 million of letters of credit. Letters of credit outstanding under this facility at December 31, 2005 ($38,562,000) primarily secure obligations of BII, IMTT-Bayonne and IMTT-BC under certain tax-exempt bonds referred to previously. IMTT-Finco had $34,800,000 of debt outstanding under this facility at December 31, 2005, thus leaving $66,638,000 available under of this credit facility at December 31, 2005.
IMTT Combined is subject to various covenants under this credit facility. The primary covenants require the maintenance of certain ratios, as defined, of combined 1) debt to earnings before interest, income taxes and depreciation and amortization, 2) earnings before interest, income taxes and depreciation and amortization to interest expense and 3) tangible net worth to tangible net worth at December 31, 2000. The loan agreement also restricts additional indebtedness and guarantees, liens on assets, additional investments and loans, sales or dispositions of assets, and changes of control, as defined, among other requirements.
IMTT-Finco entered into a $60 million note purchase agreement in November, 2001 (as discussed above) and a $50 million note purchase agreement in April, 2002. These agreements bear interest throughout their term at 7.15% and 8%, respectively. Annually, beginning November 28, 2010, note principal installments of $8,571,500 and $7,142,850, respectively, are due until the final principal payment on November 28, 2016. IMTT-Finco may prepay any portion of the outstanding balance of these notes which may be subject to payment of an additional “make-whole amount”, as defined in the agreement. These agreements contain covenants, guarantees and stock pledges identical to the $140 million bank syndicate credit facility.
In 2002, IMTT-NTL, Ltd. and IMTT-Quebec Inc. entered into a $15 million (U.S. equivalent) revolving credit facility with a Canadian bank. Loans under this facility are available in Canadian dollars at prime or bankers’ acceptances rates plus spreads based on the ratio of debt to earnings before interest, income taxes and depreciation and amortization identical to those under the $140 million bank syndicate U.S. credit facility. This facility which terminates November 28, 2007 has covenants, guarantees and stock pledges identical to the $140 million bank syndicate credit facility.
Costs related to obtaining the $140 million revolving bank credit facility, the $60 and $50 million note purchase agreements and the Canadian bank credit facility have been capitalized and are being amortized over the term of the related debt.
Also, in connection with the purchase of an interest in the EI Dorado joint venture and a related agreement, IMTT-BC purchased the remaining joint venture interest on January 2, 2004 for $7,071,000.

The interest rate on the borrowings under the tax-exempt bonds and the revolving bank credit facilities adjusts periodically depending on their individual terms as previously described. In an effort to achieve a more stable interest cost and reduce the risk of rising interest rates and expense, an interest rate swap agreement with a large bank was entered into. The primary terms and the accounting treatment of this financial instrument is described below.
In 1997 the Partnerships entered into a $50,000,000, ten year interest rate swap agreement. Under this agreement, the Partnerships are the fixed rate payers (6.4%) and the bank is the floating rate payer. The floating rate is based on LIBOR (4.13%, 2.0525%, and 1.15%, respectively, at December 31, 2005, 2004 and 2003) determined quarterly. Net interest expense incurred under this agreement for the years ended December 31, 2005, 2004 and 2003 was $1,570,000, $2,515,000 and $2,611,000, respectively, and is included in interest expense in the accompanying income statements.
The interest rate swap agreement was entered into as a cash flow hedge against the interest cost associated with the Partnerships’ variable rate borrowings under a previous bank revolving credit facility. As a result of the Partnerships’ refinancing activities (initiated in 2000 and completed in late 2001 and early 2002) which mitigated the probability of future variable rate borrowings at that time, the interest rate swap agreement was considered ineffective for hedge accounting purposes. The fair value of the interest rate swap agreement ($1,681,000 and $4,318,000 loss as of December 31, 2005 and 2004, respectively) is included in other long-term liabilities in the accompanying balance sheets. Changes in the fair value of the interest rate swap agreement are recognized in the accompanying statement of income ($2,637,000, $2,313,000, and $1,471,000 gain in 2005, 2004 and 2003, respectively).
In connection with the $60 million note purchase agreement previously discussed, a treasury lock agreement was entered into in an effort to limit the risk of future interest rate increases and fix rates at current levels at the time the agreement was entered into. The treasury lock agreement of identical notional amount was settled with a payment of $1,378,000 in 2001. This payment was recorded as a component of other comprehensive income and is being amortized to net income as additional interest expense such that the effective rate of the $60 million note purchase agreement is 7.44% ($95,000 of amortization was recorded in 2005, $88,000 in 2004, and $82,000 in 2003 and $102,000 will be amortized in 2006).
As discussed in note 9, on January 1, 2000 IMTT and affiliates purchased the remaining 49.5% interest in the subsidiaries discussed in note 1. The consideration for the purchase was in the form of notes payable to the former partner totaling $130,000,000. These notes bore interest at Libor plus one percent and contained payment terms of interest only for the first five years with equal annual principal payments over the remaining five-year term of the notes beginning December 31, 2005. These notes also contained terms that subordinated them to any current or future debt of IMTT combined.
In December, 2005, the $130 million of notes payable of ITT and Affiliates to a former partner were refinanced with a bank. Principal payments were revised to $13,000,000 annually from December 31, 2005 (payment actually due and made on January 3, 2006) to December 31, 2010 with the remaining $52 million due December 23, 2012. Interest rates are the same as under the original notes payable to the former partner. Beginning no later than June 23, 2006 IMTT Combined will guaranty the following amounts of this debt:

Effective Date – December 30, 2006	$13,000,000
December 31, 2006 – December 30, 2007	26,000,000
December 31, 2007 – December 30, 2008	39,000,000
December 31, 2008 – December 30, 2009	52,000,000
December 31, 2009 – December 30, 2010	65,000,000
December 31, 2010 – December 23, 2012	52,000,000
The effective date of this guaranty is dependent upon the receipt of a waiver of a loan covenant by IMTT Combined from its bank and note purchase agreement creditors which prohibits this guaranty. If this waiver is not received by June 23, 2006, IMTT Combined would be obligated to pay to the bank $13 million of the outstanding principal balance. Further, if this waiver is not received by December 23, 2006, all remaining unpaid amounts under the notes ($104 million) become due and payable. IMTT Combined believes it will receive these waivers prior to June 23, 2006. Also, the January 3, 2006 and December 31, 2006 $13 million principal payments were/will be funded under the revolving bank U.S. credit facility which expires November 28, 2007.
Based on the foregoing, all debt outstanding under the refinanced notes to a bank ($130 million at December 31, 2005) is classified as long-term in the accompanying balance sheets. This refinanced debt also retains the clause in the original note that it is subordinate to any current or future debt of IMTT Combined. Additionally, after December 31, 2009, if the ratio of debt to earnings before interest, taxes, depreciation and amortization of IMTT Combined exceeds a prescribed ratio, the then outstanding debt balance payable to the bank is assumed by IMTT Combined from ITT and Affiliates. The loan agreement restricts IMTT Combined and ITT and Affiliates from selling assets, consolidating or merging with another entity, selling or pledging ownership interests or incurring a change of control, as defined. The guaranty of IMTT Combined could be accelerated if either IMTT Combined or the former partner defaults under any of their respective debt obligations. Management considers the likelihood of any such defaults to be remote.

With the objective of achieving a stable interest cost and reducing the risk of rising interest rates and expense related to this debt, interest rate swap agreements with two banks were entered into in 2001 with notional amounts and scheduled maturity terms equal to that of the original notes to the former partner. Under these agreements, IMTT and affiliates are the fixed rate payers (7.1475%) and the banks are the floating rate payers. The floating rate is based on Libor (4.389% at December 31, 2005, 2.42% at December 31, 2004 and 1.13375% at December 31, 2003) determined monthly. Net interest expense incurred under these agreements for the years ended December 31, 2005, 2004 and 2003 was $5,084,000, $7,557,000 and $7,805,000, respectively, and is included in interest expense in the accompanying statements of income. The IMTT and affiliates obligations under these agreements are guaranteed by their wholly-owned subsidiary International-Matex tank terminals. As discussed in note 2, these interest rate swap agreements are accounted for in accordance with statement of financial accounting standards no. 133. In accordance therewith, their fair market value at December 31, 2005 and 2004 ($5,908,000 and $12,287,000 loss, respectively) has been included in other long-term liabilities in the accompanying balance sheets and changes therein have been included in other comprehensive income in the accompanying statements of comprehensive income.
NOTE 5 — EMPLOYEE BENEFITS
Except for a plan covering certain employees covered by a collective bargaining agreement at the Lemont, Illinois terminal, substantially all employees of the Partnerships are eligible to participate in a defined benefit pension plan (the Plan). Benefits under the Plan are based on years of service and the employees’ highest average compensation for a consecutive five year period. Coincident with the acquisition of terminal facilities in 1997 by IMTT-Lemont, it became the sponsor of a defined benefit plan covering union employees at this terminal (Union Plan). Monthly benefits under this plan are computed based on a benefit rate in effect at the date of the participant’s termination ($44.05 at November 1, 2005) multiplied by the number of years of service. The Partnerships’ contributions to both plans are based on the recommendations of its consulting actuary.
The following table sets forth the obligations and assets (as well as changes therein) of both plans, the resulting funded status and amounts recognized in the accompanying financial statements. (The measurement date for the plan assets is October 31).

	2005		2004
	The Plan	Union Plan	The Plan	Union Plan
Changes in benefit obligation:
Benefit obligation at beginning of year	$39,364,000	$2,048,000	$38,813,000	$1,845,000
Service cost	2,181,000	118,000	2,033,000	113,000
Interest cost	2,661,000	136,000	2,413,000	124,000
Amendments	—	—	—	—
Assumption changes	4,047,000	170,000	—	—
Actuarial loss (gain)	239,000	(7,000)	(2,334,000)	11,000
Benefits paid	(1,814,000)	(49,000)	(1,561,000)	(45,000)

Benefit obligation at end of year	$46,678,000	$2,416,000	$39,364,000	$2,048,000

Changes in plan assets:
Fair value of plan assets at beginning of year	$22,123,000	$1,840,000	$20,810,000	$1,693,000
Actual return on plan assets	1,764,000	148,000	1,201,000	100,000
Employer contribution	2,133,000	—	1,673,000	92,000
Benefits and expenses paid	(1,814,000)	(49,000)	(1,561,000)	(45,000)

Fair value of plan assets at end of year	$24,206,000	$1,939,000	$22,123,000	$1,840,000

Funded status	$(22,472,000)	$(477,000)	$(17,241,000)	$(208,000)

Unrecognized net transition obligation	—	—	—	—
Unrecognized net actuarial loss(gain)	8,585,000	528,000	4,139,000	371,000
Unrecognized prior service cost	1,624,000	131,000	1,794,000	143,000

Prepaid (accrued) benefit cost	(12,263,000)	182,000	(11,308,000)	306,000
Adjustment for minimum pension liability (Note 10)	—	(659,000)	—	(514,000)

Recognized pension (liability)	$(12,263,000)	$(477,000)	$(11,308,000)	$(208,000)
Less amount attributable to related entities (Note 3)	(256,000)	—	(254,000)	—

Pension (liability) recognized in balance sheet	$(12,007,000)	$(477,000)	$(11,054,000)	$(208,000)

	2005		2004
	The Plan	Union Plan	The Plan	Union Plan
Minimum pension liability:
Accumulated benefit obligation	$32,223,000	$2,416,000	$27,505,000	$2,048,000
Less: Fair value of plan assets	24,206,000	1,939,000	22,123,000	1,840,000
Less: Accrued (prepaid) benefit cost	12,263,000	(182,000)	11,308,000	(306,000)

Minimum pension liability recognized	$—	$659,000	$—	$514,000

Components of minimum pension liability:
Accumulated other comprehensive income (Note 10)	$—	$529,000	$—	$372,000
Intangible asset	—	130,000	—	142,000

Minimum pension liability	$—	$659,000	$—	$514,000

Components of net periodic benefit cost:
Service cost	$2,181,000	$118,000	$2,033,000	$113,000
Interest cost	2,661,000	136,000	2,413,000	124,000
Expected return on plan assets	(1,959,000)	(154,000)	(1,816,000)	(146,000)
Amortization of prior service cost	170,000	12,000	170,000	12,000
Amortization of transition obligation	—	—	—	—
Recognized net actuarial loss (gain)	35,000	11,000	—	10,000

Net periodic benefit cost of the plan	$3,088,000	$123,000	$2,800,000	$113,000
Less amount attributable to related entities (Note 3)	(176,000)	—	(134,000)	—

Net periodic benefit cost recognized in statement of income	$2,912,000	$123,000	$2,666,000	$113,000

Weighted average assumptions as of December 31:
Discount rate	6.25%	6.25%	6.75%	6.75%
Expected return on plan assets	8.50%	8.50%	8.50%	8.50%
Rate of compensation increase	5.47%	—	5.47%	—
As of December 31, 2005, the discount rate assumption used in the computation of benefit obligations was changed to 6.25% to better approximate returns available on high quality fixed income investments. The long-term rate of return of pension assets is based on historical results adjusted as necessary for future expectations.

Weighted average asset allocation:
Domestic equity funds	61.3%	63.1%	60.2%	59.7%
International equity funds	5.6%	5.7%	5.2%	5.1%
Domestic fixed income funds	27.0%	27.9%	31.0%	30.5%
Other	6.1%	3.3%	3.7%	4.7%

Total	100.0%	100.0%	100.0%	100.0%

Pension asset investment decisions are made with assistance of an outside paid advisor to achieve the multiple goals of high rate of return, diversification and safety.

	The Plan	Union Plan
Expected benefit payments:
Year 2006	$672,000	$49,000
Year 2007	777,000	67,000
Year 2008	963,000	95,000
Year 2009	1,302,000	103,000
Year 2010	1,394,000	129,000
Years 2011 — 2015	10,598,000	745,000

Anticipated contributions for 2006	$6,245,000	$—

The Partnerships have established a supplementary, non-qualified benefit plan for certain employees whose compensation exceeds the maximum eligible for inclusion in the qualified defined benefit plan. Under this plan the Partnerships fund additional compensation to the affected employees on a pre-tax basis that will allow them to make a contribution to a separate investment account which the employee owns that will provide the actuarial equivalent of the benefits available as if all of the employees’ compensation had been included in the qualified defined benefit plan. Expense related to this plan recorded as additional compensation in the accompanying financial statements was $527,000 in 2005, $456,000 in 2004 and $339,000 in 2003.
The Partnerships have established defined contribution Section 401 (k) employee benefit plans. Under the primary plan, employees who are eighteen years old and have six months of service are eligible to participate. Employees may contribute up to the maximum allowable for Federal income tax purposes and the Partnerships’ matching contribution is determined each year by management. In 2005, 2004 and 2003, the Partnerships elected to match 5% of employee contributions. Total expense for the 401 (k) plans for 2005, 2004 and 2003 was $150,000, $119,000 and $113,000, respectively.
IMTT Combined purchases life insurance for certain management employees and provides for the repayment of premiums paid through deferred compensation arrangements. Under this program various amounts of life insurance are purchased and paid for by IMTT Combined and receivables are recorded from each management employee, along with accrued interest. At retirement or termination of service, funds are provided to the plan participants under deferred compensation agreements to provide for the repayment of premiums paid and ownership of the policies is transferred at that time. Expense related to the deferred compensation arrangements is recorded annually as employee service is rendered to IMTT Combined. Expense associated with providing this benefit of $401,000, $386,000 and $175,000 for 2005, 2004 and 2003, respectively, is recorded in general and administrative expense in the accompanying financial statements.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Loving Consolidated is involved in various lawsuits, claims and inquiries (including environmental matters) which are routine to the nature of its business. Management believes that resolution of these matters will not result in any material adverse effect on the financial statements.
Many of the entities comprising IMTT Combined are subject to compliance with federal and state environmental regulations, some of which require environmental remediation and ongoing monitoring activities. Depending upon the nature and circumstances of such activities, certain of the expenditures related thereto have been recorded as operating expenses in the accompanying income statements and others are capitalized as such expenditures are incurred.
A summary of these environmental remediation matters follows.
As a result of an equipment failure and subsequent product release and clean-up in 2003 in Richmond, California, a consent order was entered into requiring the California terminal to implement enhanced containment systems to mitigate the effect of future accidental releases. This containment system will be implemented in the next one or two years at an estimated cost of $2.5 million to $3 million. An accidental product release and subsequent clean-up at the Lemont, Illinois terminal revealed a more extensive contamination problem than that which was believed to have existed at the time of the purchase of this facility from its former owners. The Lemont terminal entered into a consent order with the state of Illinois to remediate the contamination. Remediation is also required as a result of the renewal of a lease with a government agency for a portion of the terminal. This remediation effort, consisting of among other things, the implementation of extraction and monitoring wells and soil treatment, is estimated to span a period of ten to twenty years or more at a cost of $10 million to $15 million.

The Bayonne, New Jersey terminal which has been acquired and aggregated over a 22 year period, contains pervasive remediation requirements that were assumed at the time of purchase from the various former owners. One former owner retained environmental remediation responsibilities for a purchased site as well as sharing other remediation costs. These remediation requirements are documented in two memoranda of agreement and an administrative consent order with the state of New Jersey. Remediation efforts entail removal of free product, soil treatment, repair/replacement of sewer systems, and the implementation of containment and monitoring systems. These remediation activities are estimated to span a period of ten to twenty years or more at a cost ranging from $49.5 to $79.5 million.
The remediation activities described above at the three terminals are estimated based on currently available information, in undiscounted U.S. dollars and are inherently subject to relatively large fluctuation. Management believes that the cost of the foregoing remediation activities ($62.0 million to $97.5 million in total) is capitalizable in accordance with generally accepted accounting principles (E.I.T.F. 90-8) as such costs are recoverable and improve the property as compared with its condition when acquired and either 1) extend the life, increase the capacity or improve the safety and/or efficiency of the property or 2) mitigate or prevent environmental contamination that has yet to occur that may result from future operations or activities. During 2005 and 2004 approximately $2.5 million and $3.4 million, respectively, of such expenditures were incurred and capitalized within property, plant and equipment. For the years ended December 31, 2005, 2004 and 2003 approximately $3.9 million, $4.2 million and $2.6 million, respectively, of environmental related cost that did not meet the capitalization criteria were charged to operations.
In 2005, IMTT Combined entered into a commitment to construct and operate a chemical liquid logistics facility in Geismar, Louisiana with an estimated cost of $130,000,000.
Hurricane Katrina struck the Gulf Coast of the United States on August 29, 2005 and affected three of the terminals owned by IMTT Combined as well as its environmental response and plant nursery operations located in south Louisiana. With the exception of deductibles under its property and liability insurance coverages ($325,000, which were expensed in 2005) and certain betterments which will be undertaken in connection with the repair of storm damage (and capitalized as additions to fixed assets), all expenditures incurred in the repair and clean up of Hurricane Katrina related damages will be reimbursed by insurance coverage and therefore no significant net gain or loss as a result of storm related damage was recognized in the accompanying 2005 financial statements. All of the affected facilities returned to operation shortly after the storm with relatively insignificant loss of revenue, some of which should be recoverable from business interruption insurance which will be recognized after December 31, 2005 when settlement is made and funds are received (the same also applies to certain costs incurred in the temporary relocation of the headquarters office).
International Tank Terminals, L.L.C. guarantees all obligations related to a $24 million bank line of credit of a related entity and charged a fee of $455,000 for 2005 and $420,000 for 2004 and 2003 which is recorded as other income in the accompanying financial statements.
NOTE 7 — INCOME TAXES
Loving Consolidated provides for income taxes in accordance with the asset and liability method as prescribed by SFAS Statement No. 109.
The components of the income tax expense shown in the accompanying income statements are as follows:

	2005	2004	2003
Current expense (credit)	$950,000	$(43,000)	$201,000
Deferred expense, excluding carryforwards	7,610,000	13,166,000	10,549,000
(Increase) decrease in operating loss and tax credit carryforwards	3,110,000	(7,456,000)	(7,899,000)

Total income tax expense	$11,670,000	$5,667,000	$2,851,000

Income tax expense differs from income tax computed at the federal statutory rate of 35% (34% for 2004 and 2003) of income before income taxes as shown in the accompanying financial statements, as follows:

	2005	2004	2003
Income tax expense based on federal statutory rate	$8,766,000	$4,606,000	$2,972,000
State income tax provisions	1,440,000	779,000	502,000
Increase in effective federal statutory rate	1,594,000	—	—

Others, net	(130,000)	282,000	(623,000)

Total income tax expense recorded in accompanying financial statements	$11,670,000	$5,667,000	$2,851,000

Deferred income taxes have been recorded in the accompanying balance sheets for the tax effects of temporary differences that impact the financial statements and income tax returns in different periods, offset partially by carryforwards for federal and state income tax purposes of unused net operating losses and tax credits. The primary components of deferred income tax liabilities (assets) are as follows:

	2005	2004
Fixed asset basis differences	$124,646,000	$117,880,000

Pension expense in excess of contributions	(3,362,000)	(4,135,000)
Other comprehensive income items, primarily interest rate swap agreements	(2,780,000)	(5,600,000)
Net operating loss and tax credit carryforwards	(41,453,000)	(44,563,000)
Others, net	(4,431,000)	(4,502,000)

Net deferred taxes as shown in accompanying balance sheet	$72,620,000	$59,080,000

Deferred income taxes are classified as follows in the accompanying balance sheet.

	2005	2004
Current tax (asset)	$(3,171,000)	$(1,638,000)
Deferred tax liability	75,791,000	60,718,000

Net deferred tax liability	$72,620,000	$59,080,000

Net operating loss (N.O.L.) and tax credit carryforwards outstanding as of December 31, 2005 expire as follows:

Year of Expiration	Federal N.O.L.	State N.O.L.
2006	$—	$2,420,000
2007	—	4,221,000
2008	—	10,953,000
2009	—	10,053,000
2010	—	3,955,000
2011	—	13,916,000
2012	78,000	8,796,000
2013	—	1,196,000
2014	—	646,000
2015	—	2,556,000
2016	—	13,748,000
2017	—	14,871,000
2018	—	11,595,000
2019	—	6,450,000
2020	8,356,000	2,828,000
2021	24,372,000	3,348,000
2022	29,842,000	3,751,000
2023	15,516,000	4,000
2024	7,701,000	—
2025	25,000	—
$4,330,000 of federal alternative minimum tax credits and $313,000 of New Jersey state tax credits have unlimited carryforward periods.
NOTE 8 — FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of financial instruments (as defined by SFAS Statement No. 107) contained in the accompanying balance sheets approximates the carrying amount for all assets and liabilities except for the two note purchase agreements totaling $110 million included in long-term debt in the accompanying balance sheets whose estimated fair market value at December 31, 2005 and 2004 was approximately $112 million and $119 million, respectively.
NOTE 9 — CHANGE IN OWNERSHIP
In January, 2000 ITT and Affiliates acquired Van Ommeren Tank Terminals Gulf Coast, Inc. and affiliates’ interest in each of the entities comprising IMTT Combined. The consideration for the purchase was in the form of $130 million of notes payable to the Van Ommeren affiliates by ITT and Affiliates. These notes bore interest at LIBOR plus one percent and contained payment terms of interest only for the first five years with equal annual principal payments over the remaining five year term of the notes beginning December 31, 2005. Although ITT and Affiliates were the makers of these notes, they contained additional terms that subordinated them to any current or future debt of IMTT Combined. As described more fully in Note 4, these notes were refinanced with a bank in December, 2005. As a result of the application of the push down accounting method to this transaction in 2000, total equity and assets (primarily fixed assets) of IMTT Combined were increased by approximately $42,209,000 and depreciation and amortization expense related thereto increased $3,490,000 annually.

NOTE 10 — ACCUMULATED OTHER COMPREHENSIVE INCOME
Shareholders’ equity includes accumulated other comprehensive income. Changes in the components of accumulated other comprehensive income for 2005 and 2004 are as follows:

		Minimum	Foreign	Accumulated
		Pension	Currency	Other
		Liability	Translation	Comprehensive
	Derivatives	Adjustment	Adjustment	Income/ (Loss)
Balance, January 1, 2004	($12,347,000)	($324,000)	$130,000	($12,541,000)

Other comprehensive income (loss) for the year	3,935,000	(48,000)	—	3,887,000

Balance, December 31, 2004	($8,412,000)	($372,000)	$130,000	($8,654,000)

Other comprehensive income (loss) for the year	4,254,000	(157,000)	418,000	4,515,000

Balance, December 31, 2005	($4,158,000)	($529,000)	$548,000	($4,139,000)

*	Includes charge of $12,000 in 2004 and 2005 for change in intangible asset related to IMTT-Lemont union pension plan.
NOTE 11 — SUBSEQUENT EVENTS
On April 14, 2006 the current shareholders of Loving signed an agreement to sell a 50% interest in Loving for $250 million. This agreement also provides for a special $100 million distribution to the current shareholders of Loving. Additionally, the completion of this agreement is subject to various conditions including approval of amendments to certain loan provisions by current creditors as well as review and approval by federal and state regulatory bodies.
Subsequent to December 31, 2005 dividends to shareholders of $450,000 have been paid.
NOTE 12 — FUTURE MINIMUM RENTAL REVENUE
Future minimum rental revenues for the remaining unexpired term of lease agreements in existence at December 31, 2005 for terminal storage capacity are as follows.

Year	Amounts
2006	$125,214,000
2007	93,428,000
2008	50,799,000
2009	37,901,000
2010	28,024,000
2011 and thereafter	14,277,000

Total	$349,643,000

NOTE 13 — ADDITIONAL BALANCE SHEET DETAIL
Additional detail of the components of certain balance sheet captions follows.

	2005	2004
Prepaid expenses and deposits:
Prepaid insurance	$3,505,000	$3,422,000
Deferred income tax asset	3,171,000	1,638,000
Other	904,000	755,000

Total	$7,580,000	$5,815,000

Other assets:
Deferred compensation plan receivables	$2,415,000	$2,180,000
Deferred dredging costs	1,927,000	2,305,000
Deferred debt issue costs	—	1,279,000
Other	3,105,000	1,584,000

Total	$7,447,000	$7,348,000

Accrued liabilities:
Utilities	$3,079,000	$3,297,000
Accrued spill response job costs	6,198,000	—
Damage claim settlement accrual	3,175,000	—
Accrued payables	4,275,000	4,195,000
Other	10,575,000	12,113,000

Total	$27,302,000	$19,605,000

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